Exhibit 10.25

AGREEMENT

This Agreement is entered into as of the date which appears by the signatures below between DHL Holdings (USA), Inc., for itself and its relevant subsidiary and affiliated entities (hereinafter together referred to “DHL”), and ABX Air, Inc. (hereinafter referred to as “ABX”).

WHEREAS DHL and ABX are engaged in material discussions in respect of their operating arrangements, among them: (1) the ABX 2005 year-end close and Q4 costs reconciliation payment under the Hub and Line-haul Services Agreement (the “HLA”); (2) certain changes to the terms of the HLA; and (3) other agreements in respect of the HLA, the ACMI Services Agreement (“ACMI”) and the Promissory Note executed by ABX in favor of DHL in the current amount of US $92,275,656; and

WHEREAS DHL and ABX desire to fully resolve such disputes on amicable terms and without resort to the formal dispute resolutions under their several operating agreements;

NOW THEREFORE, in consideration of the mutual agreements and consideration hereinafter set forth, DHL and ABX hereby agree as follows:

1.	ABX 2005 year-end close and Q4 costs reconciliation/costs overrun

a.	In exchange for DHL’s waiver of its disagreement with respect to ABX’s Q4 HLA costs statement under the reconciliation provisions of section 5.12 of the HLA, ABX agrees to:

i.	waive its 2005 annual service incentive markup under the HLA, estimated at approximately US $897,143; and

ii.	reduce its Q4 2005 statement of costs, and the corresponding reconciliation payment to be made by DHL to ABX under section 5.12 of the HLA, by US $1,850,000.

b.

DHL will make total payment of the Q4 2005 reconciliation payment under section 5.12 of the HLA and in accordance with the Q4 2005 adjustments statement under the ACMI in the total amount of US $9,440,829.00 within 15 business days of the date hereof.

2.	Changes to the HLA

a.

DHL will take over the management of, and assume full responsibility for, its ground linehaul services under the HLA and will no longer require ABX to provide such services, as soon as it is practicably possible, but no later than June 30, 2006. DHL and ABX shall mutually agree to a timetable for this transition and ABX hereby commits to give every possible support to this in order to ensure a seamless and disruption-free transition. Such timetable shall include a date of formal notice under section 3.4 of the HLA of DHL’s intended change in the scope of services provided by ABX under the HLA, and ABX agrees to waive the 60-day notice period thereunder;

b.

Commencing April 1, 2006, ABX agrees to waive its markup on linehaul services under the HLA through the date of transition of those services to DHL as agreed hereunder. Should DHL not have taken over management of the linehaul services as contemplated herein by June 30, 2006 DHL shall pay ABX markup on the linehaul services in accordance with the HLA for the period July 1, 2006 until the date of termination of those services by ABX;

c.

DHL will offer, and ABX agrees to facilitate to the best of its ability, the reemployment by DHL of the appropriate staff needed by DHL to manage the ground linehaul services in accordance with Section 3.4 of the HLA;

d.

In connection with the transition of the management of ground linehaul services from ABX to DHL, ABX shall continue for a period of three years to host and maintain under the HLA for the benefit of DHL the software systems known as “Sureship” and including any other systems, applications, software and hardware (the “Technology”) required to run the linehaul services as currently managed by ABX; and ABX further agrees to enter into such agreements as required by DHL to ensure that: (1) the Technology is maintained in its current state or as improved or modified from time to time upon request of DHL, and agreed by ABX, in order to ensure DHL’s business is adequately supported in this regard; and (2) that DHL acquires at the end of the three-year period the maximum legal rights of ABX to control, use and own the Technology and all source code, taking into consideration ABX’s own legal rights therein and any limitations thereon. DHL agrees to pay ABX a one-time use/license/technology transfer fee of $1,500,000;

e.

Also, during the transition of the management of ground linehaul services from ABX to DHL, ABX shall agree to continue to provide such other services as DHL may require under the HLA to manage the ground linehaul network, including but not limited to freight payment and related services;

f.

DHL will not require ABX to operate or manage DHL’s new Allentown hub when this opens; however, ABX agrees to fully cooperate with DHL to ensure a seamless transition of the Allentown hub operation to its new location and management in accordance with Section 3.4 of the HLA, and should DHL agree to transition the current Allentown hub operation from ABX prior to the opening of the new hub ABX agrees to waive formal notice of that reduction in scope of services under the HLA; and

g.

ABX and DHL will work together in good faith to implement those process improvements detailed in the letter from John Mullen to Joe Hete, dated March 7, 2006, with the understanding that certain details involving scheduling and certain other matters will need to be mutually agreed upon.

3.	Other Agreements

a.	2006 HLA Budget, ‘Super Bonus’, and Further HLA Amendment

i.

ABX agrees to a 2006 HLA budget of US $10M in excess of the budget proposed by DHL pursuant to section 4.1 of the HLA. This additional US $10M in costs over the proposed DHL budget shall be apportioned appropriately over all 4 operating quarters. DHL understands that it is responsible for all costs incurred by ABX in the performance of the Services as this term is defined in, and pursuant to section 5.11 of, the HLA;

ii.	ABX agrees to open-book accounting of costs under the HLA and to form with DHL a joint approach to driving down costs, to be managed by the Hub and Ground Financial Steering Group;

iii.

DHL will pay ABX a ‘super’ bonus in the amount of US $ 2M only if ABX achieves the originally proposed DHL 2006 budget (as amended to reflect costs taken out of the ABX budget through scope in service reductions by DHL under the HLA, e.g., the Allentown Hub and Linehaul services) and all service and cost targets for incremental markup under sections 5.3, 5.4 and 5.5 of the HLA and on-time air departure of 95% within 15 minutes (absent force majeure and other exceptions specifically provided for under the ACMI); and

iv.

DHL and ABX shall immediately undertake to negotiate in good faith a broader modification of the HLA to create greater risk/reward metrics for ABX under the HLA, which shall be tied to service quality, process and performance improvements and cost reductions by ABX;

b.	ACMI

i.

ABX agrees to permit ASTAR Air Cargo to use a portion of ABX’s subleased hangar space from time to time upon request, provided that such space is available in the reasonable discretion of ABX. DHL and ABX agree to immediately undertake a joint diligence review of the hangar space uses by ABX at the DHL airpark and determine whether current hangar space can accommodate the needs of ASTAR Air Cargo on a more sustainable basis than time to time;

ii.

ABX and DHL shall immediately undertake to negotiate in good faith a broader modification of the ACMI to create greater risk/reward metrics for ABX under the ACMI, which shall be tied to service quality, process and performance improvements and cost reductions by ABX;

iii.	Pursuant to Section 10.3 of the ACMI, the final ABX ACMI budget for 2006 is agreed at US $467M; and

iv.

DHL agrees to pay ABX a ‘super’ bonus under the ACMI in the amount of US $3M in the event that DHL achieves a total of US $80M aviation cost reductions versus its 2006 budget. Such costs can be the result of DHL, ABX or another’s party’s initiatives and reflected in DHL’s total aviation spend only. Should DHL achieve a US $100M costs savings versus its 2006 budget for all US aviation costs the amount of the ‘super’ bonus provided for hereunder shall be US $5M.

c.	Hub and Ground Equipment Lease

i.	DHL and ABX shall execute the Equipment Lease currently pending between the parties, the lease costs of which shall be a reimbursable expense of ABX and not subject to markup of any kind.

d.	ABX Stock buy back proposal

i.

DHL agrees to modify the terms of the Promissory Note in effect between the parties (the “Note”) in order to allow ABX to repurchase shares on terms more favorable to ABX than currently provided for under the Note;

ii.

This modification of terms shall include partial subordination of DHL’s rights under the Note to receive complete repayment of the principal amount thereof prior to ABX’s repurchase of any shares; however, subject to strict annual dollar limits on the amount of shares to be repurchased and pari passu payment by ABX of principal under the Note over such agreed annual limits; and other protections for DHL.

4.	Miscellaneous.

Except to the extent amended or modified by this Agreement, the terms of the HLA and ACMI shall remain in full force and effect.

Acknowledged and Agreed: By ABX Air, Inc.

Joe Payne, Vice President, General Counsel and Secretary	Date

By DHL

Jon Olin, Executive Vice President, General Counsel and Secretary	Date